EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

by and between

Weedmaps, LLC,
a Nevada limited liability company,

and its Members

on the one hand

and

LC Luxuries Limited,
a Nevada corporation,

and

LC Merger Corp.,
a Nevada corporation

on the other hand

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this “Agreement”) is dated as of November 19, 2010, by and among Weedmaps, LLC, a Nevada limited liability company (“Weedmaps”), and its two members, namely Justin Hartfield, an individual (“Hartfield”), and Keith Hoerling, an individual (“Hoerling” and, together with Hartfield, each a “Member” and collectively the “Members”), on the one hand, and LC Luxuries Limited, a Nevada corporation (“LCLX”), and LC Merger Corp., a Nevada corporation and a wholly owned subsidiary of LCLX (“LC Merger Sub” and, together with LCLX, “LCLL”), on the other hand.  Each of Weedmaps, the Members, and LCLL shall be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, LCLX and Weedmaps have determined that a business combination between them is advisable and in the best interests of their respective companies and stockholders and members, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, LCLX has proposed to acquire Weedmaps pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, Weedmaps shall merge with and into LC Merger Sub (the “Merger”);

WHEREAS, the Members collectively own 100% of the issued and outstanding membership interests of Weedmaps (the “Weedmaps Membership Interests”), as set forth in Exhibit A attached hereto;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement be treated as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
MERGER

1.1          Weedmaps Membership Interests.  At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Weedmaps shall be merged with and into LC Merger Sub, with LC Merger Sub surviving as a wholly owned subsidiary of LCLX, and the Members shall exchange all of the Weedmaps Membership Interests in consideration of payment by LCLL of the Purchase Price (as defined below).

1.2          Purchase Price.  In exchange for the Weedmaps Membership Interests, LCLX shall pay the sum of Sixty Nine Million Two Hundred Thousand Dollars ($69,200,000) (the “Purchase Price”), pro-rata to each of the Members in proportion to their shares of the Weedmaps Membership Interests, in the form and payable as follows:

1.2.1           Sixty Five Million Six Hundred Thousand Dollars ($65,600,000) (the “Stock Consideration”), payable in the form of Sixteen Million Four Hundred Thousand (16,400,000) shares of common stock of LCLX (the “LCLX Shares”), to be issued in equal parts to the Members at the Closing so each Member will receive 8,200,000 shares.  Notwithstanding the foregoing, if the average closing price for the LCLX common stock for the thirty (30)-day period that ends on the Closing Date is less than Four Dollars ($4.00) per share, then LCLX shall issue to the Members that number of additional shares of LCLX common stock so that the aggregate value is equal to the Stock Consideration.  At the Closing, LCLX and each of the Members will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) whereby each Member will be entitled to sell twenty five percent (25%) of their portion of the Stock Consideration beginning on June 30, 2011, and the remainder on November 30, 2011;

1.2.2           One Million Eight Hundred Thousand Dollars ($1,800,000) in cash (the “First Cash Consideration”), pursuant to two (2) promissory notes (the “2012 Promissory Notes”) payable to the Members in the amounts set forth on Exhibit A hereto on January 10, 2012.  The 2012 Promissory Notes shall be in the form attached hereto as Exhibit B-1.

1.2.3           One Million Eight Hundred Thousand Dollars ($1,800,000) in cash (the “Second Cash Consideration”), pursuant to two (2) promissory notes (the “2013 Promissory Notes”) payable to the Members in the amounts set forth on Exhibit A hereto on January 10, 2013.  The 2013 Promissory Notes shall be in the form attached hereto as Exhibit B-2.

1.2.4           The 2012 Promissory Notes and the 2013 Promissory Notes shall be secured by a pledge of all the assets of Weedmaps and all Weedmaps Membership Interests being exchanged by the Members hereunder for the Purchase Price pursuant to a  Security Agreement in the form attached hereto as Exhibit C.

1.2.5           Each of the Members shall be entitled to receive additional consideration in the form of common stock of LCLX based on earn-out provisions set forth in Exhibit F (the “Earn-Out Provisions”).  For purposes of this Agreement, shares issued pursuant to this Section 1.2.5 shall be included as LCLX Shares.  On and after the Closing and for so long as any shares are issuable to the Members pursuant to the Earn-Out Provisions (the “Special Operation Period”), LCLL will (i) permit the Members to have control over the day-to-day operations of Merger Sub so long as their actions are taken in accordance with a budget for Merger Sub’s operations that has been mutually agreed between LCLX and the Members (the “Special Operation Budget”) for the applicable periods, (ii) not terminate any employee of Merger Sub without the Members’ consent, (iii) not change any existing accounting practice or policy of LCLX on the one hand or of Merger Sub on the other hand so that Merger Sub shall not account in a manner that is materially different from the way Weedmaps accounted for its gross revenues prior to the Closing, (iii) support the financial, management, sales, marketing and engineering resources of Merger Sub as the successor to Weedmaps to enable it to operate in a manner consistent with past practices of Weedmaps, (iv) operate Merger Sub as a separate corporation and shall not liquidate, dissolve, or merge Merger Sub with or into any other corporation or other legal entity and shall not transfer any portion of the assets of Weedmaps to any corporation or legal entity other than Merger Sub.  LCLL shall in no event take into consideration the earn-out consideration, or any other commitments under this Agreement in its decisions as to the operation of Merger Sub as the successor to Weedmaps during the Special Operation Period.  LCLL agrees that it will not change the Special Operation Budget during the Special Operation Period without the Members’ prior consent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF WEEDMAPS AND THE MEMBERS

2.1          Representations and Warranties of Weedmaps and the Members.  To induce LCLL to enter into this Agreement and to consummate the transactions contemplated hereby, Weedmaps and the Members, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1           Authority of Weedmaps and the Members; Transfer of Weedmaps Membership Interests.  Weedmaps and the Members have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of Weedmaps and the Members.  As of the Closing, the Members shall hold title in and to the Weedmaps Membership Interests free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent, other than customary restrictions imposed by the securities laws.

2.1.2           Corporate Existence of Weedmaps.  Weedmaps is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Weedmaps has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted.  Weedmaps is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.  As of the Closing, Weedmaps will have elected to be taxed as a “C” corporation for federal tax purposes.

2.1.3           Capitalization of Weedmaps.  The capitalization of Weedmaps is set forth in Exhibit A.  No other equity interests of Weedmaps are issued and outstanding.  All of the issued and outstanding membership interests have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable.  There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Weedmaps which provide for the purchase, issuance or transfer of any membership interests of Weedmaps nor are there any outstanding securities granted or issued by Weedmaps that are convertible into any membership interests of Weedmaps, and none is authorized.  Weedmaps is not obligated or committed to purchase, redeem or otherwise acquire any of its equity.  All presently exercisable voting rights in Weedmaps are vested exclusively in its outstanding membership interests, and other than as may be contemplated by this Agreement and the Operating Agreement for Weedmaps LLC, there are no voting trusts or other voting arrangements with respect to any of Weedmaps’ equity securities.

2.1.4           Subsidiaries.  “Subsidiary” or “Subsidiaries” means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or limited liability company or any other Subsidiary of such corporation or limited liability company owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or limited liability company or any other Subsidiary of such corporation or limited liability company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise.  “Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity.  Weedmaps has no Subsidiaries.

2.1.5           Execution of Agreement.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of each of Weedmaps and the Members and no other corporate proceedings or approvals are required on the part of Weedmaps or the Members to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, bylaw, operating agreement, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Weedmaps or the Members are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Weedmaps or the Members; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Weedmaps or the Members or any of their respective actions.

2.1.6           Securities Representations.  The Members, and each of them individually, hereby represent and warrant as of the date hereof and as of the Closing, as follows:

(a)           Purchase for Own Account.  Each of the Members represents that he is acquiring the LCLX Shares solely for his own account and beneficial interest for investment and not for sale or with a view to distribution of the LCLX Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b)           Ability to Bear Economic Risk.  Each of the Members acknowledges that an investment in the LCLX Shares involves a high degree of risk, and represents that he is able, without materially impairing his financial condition, to hold the LCLX Shares for an indefinite period of time and to suffer a complete loss of his investment.

(c)           Access to Information.  The Members acknowledge that they have been furnished with such financial and other information concerning LCLX, the directors and officers of LCLX, and the business and proposed business of LCLX as the Members consider necessary in connection with their investment in the LCLX Shares.  As a result, the Members are thoroughly familiar with the proposed business, operations, properties and financial condition of LCLX and have discussed with officers of LCLX any questions the Members may have had with respect thereto.  The Members understand:

(i)	The risks involved in this investment, including the speculative nature of the investment;

(ii)	The financial hazards involved in this investment, including the risk of losing the Members’ entire investment;

(iii)	The lack of liquidity and restrictions on transfers of the LCLX Shares; and

(iv)	The tax consequences of this investment.

The Members have consulted with their own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by the Members in the LCLX Shares and the merits and risks of an investment in the LCLX Shares.  Nothing herein shall be deemed to limit, modify or be construed as a waiver of the indemnity of Weedmaps or the Members set forth in Section 6.2.1 hereof.

(d)          Shares Part of Private Placement.  The Members have been advised that the LCLX Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the LCLX Shares is to be effected and the LCLX Shares will be issued by LCLX in connection with a transaction that does not involve any public offering within the meaning of section 4(2) of the Act and/or Regulation D as promulgated by the SEC under the Act, and under any applicable state blue sky authority.  The Members understand that LCLX is relying in part on the Members’ representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Members’ representations, the Members have in mind merely acquiring the LCLX Shares for resale on the occurrence or nonoccurrence of some predetermined event.  The Members have no such intention.

(e)          Members Not Affiliated with Company.  The Members, either alone or with their professional advisers (i) are unaffiliated with, have no equity interest in, and are not compensated by, LCLX or any affiliate or selling agent of LCLX, directly or indirectly (other than as set forth in Schedule 2.1.6(e)); (ii) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the LCLX Shares; and (iii) have the capacity to protect their own interests in connection with their proposed investment in the LCLX Shares.

(f)           Further Limitations on Disposition.  The Members further acknowledge that the LCLX Shares are restricted securities under Rule 144 of the Act, and, therefore, any certificates reflecting the ownership interest in the LCLX Shares will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Members further agree not to make any disposition of all or any portion of the LCLX Shares unless and until:

(i)	There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)
Such Member shall have obtained the consent of LCLX and notified LCLX of the proposed disposition and shall have furnished LCLX with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by LCLX, the Member shall have furnished LCLX with an opinion of counsel, reasonably satisfactory to LCLX, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Member to a partner (or retired partner) of Member, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Members hereunder as long as the consent of LCLX is obtained, which consent shall not be unreasonably withheld.

(g)           Accredited Investor Status (Please check one, attach additional pages if necessary).  Each of:

Hartfield, and	Hoerling

______ is	______ is

______ is not	______ is not

an “accredited investor” as such term is defined in Rule 501 under the Act because each Member either:

(i)
has a net worth of at least $1,000,000 (for purposes of this question, the Member may include spouse’s net worth and may include the fair market value of home furnishings and automobiles, but must exclude from the calculation the value of Member’s primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)), or

(ii)
had an individual income of more than $200,000 in each of the two most recent calendar years, and reasonably expects to have an individual income in excess of $200,000 in the current calendar year; or along with Member’s spouse had joint income in excess of $300,000 in each of the two most recent calendar years, and reasonably expects to have a joint income in excess of $300,000 in the current calendar year.

For purposes of this Agreement, “individual income” means “adjusted gross income” as reported for Federal income tax purposes, exclusive of any income attributable to a spouse or to property owned by a spouse and increased by the following amounts:  (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Sections 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

For purposes of this Agreement, “joint income” means, “adjusted gross income,” as reported for Federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, and increased by the following amounts: (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code as it was in effect prior to enactment of the Tax Reform Act of 1986.

(h)          Purchaser Qualifications.  Each Member is over 21 years of age.

(i)           No Backup Withholding.  The Social Security Number or taxpayer identification shown in this Agreement is correct, and the Member is not subject to backup withholding because (i) the Member has not been notified that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified the Member that he or she is no longer subject to backup withholding.

2.1.7       Taxes.

(a)                 Except as set forth in Schedule 2.1.7(a), all taxes, assessments, fees, penalties, interest and other governmental charges with respect to Weedmaps and its Subsidiaries which have become due and payable on the date hereof have been paid in full or adequately reserved against by Weedmaps, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes);

(b)                 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Weedmaps or its Subsidiaries, nor are there any actions, suits, proceedings, investigations or claims now pending against Weedmaps or its Subsidiaries in respect of any tax or assessment, nor are there any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and to the knowledge of Weedmaps and the Members there is no basis for the assertion of any additional taxes or assessments against Weedmaps or its Subsidiaries; and

(c)                 Notwithstanding any other provision herein, Weedmaps and the Members make no representation with regard to any matter covered by the Tax Indemnity set forth in Section 6.2.1 hereof.

2.1.8       Disputes and Litigation.  Except as set forth in Schedule 2.1.8, (a) there is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting Weedmaps, its Subsidiaries, or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the knowledge of Weedmaps and the Members there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to the knowledge of Weedmaps and the Members, there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Weedmaps, its Subsidiaries, or any of their properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Weedmaps, its Subsidiaries, or any of their properties, assets or business.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Weedmaps or its Subsidiaries, or any such person’s heirs, executors or administrators as against Weedmaps or its Subsidiaries.

2.1.9       Compliance with Laws.  Except as set forth in Schedule 2.1.9, to the knowledge of Weedmaps and the Members, Weedmaps and its Subsidiaries have at all times been, and presently are, in full compliance with, and have not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  Weedmaps and its Subsidiaries have filed all returns, reports and other documents and furnished all information known by Weedmaps and the Members to be required or that has been requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are, to the knowledge of Weedmaps and the Members, true and complete in all material respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies known by Weedmaps and the Members to be required of Weedmaps and its Subsidiaries for the conduct of their business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and, to the knownledge of Weedmaps and the Members, sufficient for all activities presently carried on by Weedmaps and its Subsidiaries.

2.1.10     Guaranties.  Weedmaps and its Subsidiaries have not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of Weedmaps or its Subsidiaries.

2.1.11     Books and Records.  Weedmaps and its Subsidiaries keep their books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of their assets, liabilities and equities.  The minute books of Weedmaps and its Subsidiaries contain records of their members’ and directors’ meetings and of action taken by such members and directors.  The meetings of directors and members referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted.  The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.  Attached hereto as Exhibit D is a list of all contracts to which Weedmaps and its Subsidiaries are a party or obligated as of the Closing Date, and Weedmaps hereby represents and warrants that there are no other material contracts or agreements in existence as of the Closing Date.  Also attached hereto as Exhibit E are Weedmaps’s unaudited financial statements for the year ended December 31, 2009 and the 9 months ended September 30, 2010.

2.1.12     Assets.  Weedmaps and its Subsidiaries own certain non-cash assets, including certain websites, including, but not limited to, those listed on Schedule 2.1.12.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LCLL

3.1          Representations and Warranties of LCLL.  To induce Weedmaps and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, each of LCLX and LC Merger Sub represent and warrant, as of the date hereof and as of the Closing, as follows:

3.1.1       Authority of LCLX and LC Merger Sub.  As of the Closing Date, LCLX and LC Merger Sub have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein.  This Agreement, and all of the Exhibits attached hereto constitutes the legal, valid and binding obligation of LCLX and LC Merger Sub.

3.1.2       Corporate Existence of LCLX and LC Merger Sub.  LCLX, and LC Merger Sub, are each a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  LCLX and LC Merger Sub have all requisite corporate power, franchises, licenses, permits and authority to own their properties and assets and to carry on their business as it has been and is being conducted.  LCLX and LC Merger Sub are in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by them makes such qualification necessary.

3.1.3       Capitalization of LCLX.  The authorized equity securities of LCLX consists of 200,000,000 shares of common stock, par value $0.001, of which 63,440,256 shares are issued and outstanding as of October 29, 2010, and no shares of preferred stock.  No other shares of capital stock of LCLX are issued and outstanding.  All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable.  Other than as set forth in Schedule 3.1.3, there are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by LCLX which provide for the purchase, issuance or transfer of any shares of the capital stock of LCLX nor are there any outstanding securities granted or issued by LCLX that are convertible into any shares of the equity securities of LCLX, and none is authorized.  LCLX is not obligated or committed to purchase, redeem or otherwise acquire any of its equity.  All presently exercisable voting rights in LCLX are vested exclusively in its outstanding shares of common stock, each share of common stock is entitled to one vote on every matter to come before it’s shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of LCLX’s equity securities.

3.1.4       Subsidiaries.  LCLX has four wholly-owned subsidiaries, namely U.S. Cannabis, Inc., a Nevada corporation, LC Merger Sub, LV Luxuries Limited, a Nevada corporation, and CannaPay Merchant Services, Inc., a California corporation.  LC Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement.  LC Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.1.5       Execution of Agreement.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of each of LCLX and LC Merger Sub and no other corporate proceedings or approvals are required on the part of LCLX or LC Merger Sub to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which LCLL is a party or by which it or any of his properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of LCLL; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on LCLL or any of its actions.

3.1.6       Consideration.  At the Closing, other than the obligations arising under the 2011 Promissory Notes and the 2012 Promissory Notes, and the indemnification obligations as set forth in Section 6.2.1 hereof, each of LCLX and LC Merger Sub will have sufficient cash or cash equivalents to enable it to perform its obligations under this Agreement.

3.1.7       Financial Information.  LCLX has delivered to Weedmaps and the Members its unaudited consolidated balance sheet as of September 30, 2010, and the related unaudited consolidated statements of operations and cash flows for the nine month period then ended (collectively, the “LCLX Financials”).  The LCLX Financials, and the notes thereto are correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.  The LCLX Financials present fairly the financial condition and operating results and cash flows of LCLX and all of its Subsidiaries as of the dates and during the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments, which will not be material in amount or significance.

3.1.8       Disputes and Litigation.  Except as set forth in Schedule 3.1.8, (a) there is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting LCLX, its Subsidiaries, or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the knowledge of LCLX and LC Merger Sub there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to the knowledge of LCLX and LC Merger Sub, there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect LCLX, its Subsidiaries, or any of their properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting LCLX, its Subsidiaries, or any of their properties, assets or business.  There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of LCLX or its Subsidiaries, or any such person’s heirs, executors or administrators as against LCLX or its Subsidiaries.

3.1.9       Compliance with Laws.  Except as set forth in Schedule 3.1.9, to the knowledge of LCLX and LC Merger Sub, LCLX and all of its Subsidiaries have at all times been, and presently are, in full compliance with, and have not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations.  LCLX and its Subsidiaries have filed all returns, reports and other documents and furnished all information known by LCLX and LC Merger Sub to be required or that has been requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are, to the knowledge of LCLX and LC Merger Sub, true and complete in all material respects.  All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies known by LCLX and LC Merger Sub to be required of LCLX and its Subsidiaries for the conduct of their business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval.  Such permits, licenses, orders, franchises and approvals are valid and, to the knowledge of LCLX and LC Merger Sub, sufficient for all activities presently carried on by LCLX and its Subsidiaries.

3.1.10     Merger Related.  LCLX has no plan or intention to reacquire the LCLX Shares issued to the Members.  Following the Closing of the transaction contemplated hereby, (i) LCLX will continue the historic business of Weedmaps or use a significant portion of Weedmaps historic business assets in a business; (ii) LCLX has no plan or intention to cause Weedmaps to sell or otherwise dispose of any of the assets of Weedmaps except for dispositions made in the ordinary course of business; (iii) LCLX has no plan or intention to cause Weedmaps to issue additional shares of its stock that would result in LCLX losing control of Weedmaps within the meaning of Section 368(c)(1) of the Code; and (iv) LCLX has no plan or intention to liquidate Weedmaps, to merge Weedmaps with or into another corporation, or to sell or otherwise dispose of the Weedmaps Membership Interests except for transfers to corporations controlled by LCLX.  LCLX and LC Merger Sub will pay their respective expenses, if any, incurred in connection with the transaction. LCLX and LC Merger Sub are not “investment companies” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.  LCLX does not own, nor has it owned during the past five years, any membership interests of Weedmaps.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1          Closing.  The Closing (the “Closing”) shall take place at the offices of LCLX, 2183 Fairview Road, Suite 101, Costa Mesa, CA  92627, on November 19, 2010, or at such other place, date and time as the Parties may agree in writing (the “Closing Date”).

4.2          Deliveries by LCLL.  At the Closing, LCLL shall deliver the following:

4.2.1       LCLL shall deliver to the Members:

(a)           confirmation that LCLX has ordered the LCLX Shares from its transfer agent, which will be delivered within three (3) business days, issued as set forth on Exhibit A;

(b)           written confirmation of the approval of the herein described transactions by the Board of Directors of each of LCLX and LC Merger Sub;

(c)           executed employment agreements between LCLX and each of Hartfield and Hoerling;

(d)           executed copies of the 2012 Promissory Notes and the 2013 Promissory Notes;

(e)           executed Lock-Up Agreement; and

(f)           executed Security Agreement.

4.3          Delivery by Weedmaps:  At the Closing, Weedmaps shall deliver the following:

4.3.1       Weedmaps shall deliver to LCLL:

(a)           written confirmation of the approval of the herein described transactions by Weedmaps’ Managers;

(b)           written confirmation of the approval of the herein described transactions by the Members; and

(c)           executed Security Agreement.

4.4          Delivery by the Members:  At the Closing, the Members shall deliver the following:

4.4.1       The Members shall deliver to LCLL:

(a)           the Weedmaps Membership Interests subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, executed or accompanied by a stock power for valid transfer of the Weedmaps Membership Interests to LCLL;

(b)           executed employment agreements between LCLX and each of Hartfield and Hoerling;

(c)	executed Lock-Up Agreement; and

(d)	executed Security Agreement.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1          Conditions Precedent.  This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1       The obligation of LCLL to pay the Purchase Price shall be subject to the fulfillment (or waiver by LCLL), at or prior to the Closing or the applicable delivery date thereof, of the following conditions, which Weedmaps and the Members agree to use their best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Weedmaps and the Members shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)           Consents.  Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)           Litigation.  No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Weedmaps.

(d)           Proceedings and Documentation.  All corporate and other proceedings of Weedmaps in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to LCLL and LCLL’s counsel, and LCLL and LCLL’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which LCLL is entitled and as may be reasonably requested.

(e)           Property Loss.  No portion of Weedmaps’ assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to LCLL through the proceeds of applicable insurance or condemnation award.

(f)           Consents and Approvals.  All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable LCLL to fully operate the business of Weedmaps as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained.  Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

5.1.2       The obligation of Weedmaps and the Members to deliver the Weedmaps Membership Interests and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by Weedmaps and the Members), at or prior to the Closing, of the following conditions, which LCLL agrees to use his best efforts to cause to be fulfilled:

(a)           Representations, Performance.  If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; LCLL shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)           Litigation.  No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of LCLL.

(c)           Proceedings and Documentation.  All proceedings of LCLL in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to Weedmaps and the Members, and their respective counsel, and their respective counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Weedmaps and the Members are entitled and as may be reasonably requested.

(d)           Property Loss.  No portion of LCLL’s assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to LCLL through the proceeds of applicable insurance or condemnation award.

5.2          Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3          Waiver and Amendment.  Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof.  The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1          To induce LCLL to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Weedmaps and the Members covenant and agree as follows:

6.1.1           Notices and Approvals.  Weedmaps and the Members agree: (a) to give all notices to third parties which may be necessary or reasonably deemed desirable by LCLL in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use their best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or reasonably deemed desirable by LCLL in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) to use their best efforts to obtain all consents and authorizations of any other third parties necessary or reasonably deemed desirable by LCLL in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2           Information for LCLL’s Statements and Applications.  At no cost to Weedmaps or the Members, Weedmaps and the Members and their employees, accountants and attorneys shall cooperate fully with LCLL in the preparation of any statements or applications made by LCLL to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish LCLL with all information concerning Weedmaps and the Members necessary or reasonably deemed desirable by LCLL for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3           Access to Information.  LCLL, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Weedmaps and the Members and have full access to all of the books and records of Weedmaps during reasonable business hours.  Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2          Indemnification.

6.2.1           Indemnity of Weedmaps and the Members.  LCLX and LC Merger Sub each agree to indemnify, defend and hold Weedmaps and the Members harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by LCLX or LC Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or the schedules and exhibits hereto.  For purposes of Section 6.2, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.  In addition, LCLX and LC Merger Sub each hereby agree to indemnify Weedmaps and the Members for up to fifty percent (50%) of any Losses (including taxes, penalties and interest) paid by such Members (i) arising out of the Internal Revenue Service (“IRS”) re-characterization of the transactions contemplated by this Agreement so that the issuance of the LCLX Shares to the Members is not a tax free reorganization; (ii) for payroll, employees’ income withholding, social security, and unemployment tax liabilities, incurred in any tax period beginning prior to the Closing, in excess of such liabilities as anticipated by the tax return filed by or on behalf of Weedmaps or such Member, as appropriate, for such period; (iii) arising out of IRS challenge of the treatment of the Purchase Price by any of the Members as capital gain; and (iv) for any taxes incurred by Weedmaps or the Members as a result of the receipt of indemnification payments under this Agreement (collectively, the “Tax Indemnity”).  Amounts payable by LCLX and LC Merger Sub under this Section shall be paid to Weedmaps or the Members, as appropriate, within ninety (90) days following request therefor from Weedmaps or the Members, provided that amounts payable by LCLX and LC Merger Sub in connection with the Tax Indemnity shall be paid to Weedmaps or the Members, as appropriate, no later than six (6) months following request therefor from Weedmaps or the Members.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Weedmaps or the Members under this section unless and until the aggregate amount of all Losses of Weedmaps and the Members in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

6.2.2           Indemnity of LCLL.  Weedmaps and the Members, and each of them, hereby agree to indemnify, defend and hold LCLL harmless from and against any and all Losses arising out of or resulting from the breach by Weedmaps or the Members of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any material contracts or agreements pursuant to Section 2.1.11.  Amounts payable by Weedmaps and the Members, as appropriate, under this Section shall be paid to LCLL, within ninety (90) days following request therefor from LCLL.  Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by LCLL under this Section unless and until the aggregate amount of all Losses of LCLL in respect thereof shall exceed $15,000, but then such indemnified parties shall be entitled to all indemnifiable Losses above and below such threshold.

6.2.3       Indemnification Procedure.

(a)           An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim.  Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim.  The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail.  The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice.  The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice to the indemnified party of its intention to do so not later than twenty days following notice of the claim to the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice from the indemnifying party; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim.  Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b)           The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss.  The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation.  Except for fees and expenses for which indemnification is provided pursuant to Section 6.2, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

6.3	Taxes.

6.3.1           For tax purposes, the Merger is intended to be treated as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the Parties agree to make all tax filings consistent with that intention.

6.3.2           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of Weedmaps to which a Straddle Period applies for a pre-Closing tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other taxes of Weedmaps for a Straddle Period that relates to a pre-Closing tax period shall be deemed to be (x) the amount of such tax for the entire taxable period, multiplied by (y) a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.3.3           LCLL shall prepare or cause to be prepared and file or cause to be filed all tax returns for Weedmaps that are filed after the Closing Date.  No Party may amend a tax return filed in accordance with this Agreement by any Party with respect to Weedmaps for a taxable period beginning prior to the Closing Date without the consent of the other Party, not to be unreasonably withheld.  Further, without the consent of the Members, LCLL shall not amend any tax return filed prior to the Closing Date if such amendment is reasonably expected to either (i) give rise to a breach of Section 2.1.7 or (ii) give rise to a claim for indemnification under Section 6.2.2.  LCLL shall permit the Members to review and comment on each tax return relating to a pre-Closing tax period or Straddle Period prior to filing and shall not file any such tax return prior to the expiration of the twenty (20) business day period described in the following sentence.  If within twenty (20) business days of their receipt of any tax return relating to a pre-Closing tax period or Straddle Period, the Members notify LCLL in writing of any objection regarding such tax return, LCLL and the Members shall cooperate in good faith to resolve such dispute as promptly as possible.  If LCLL and the Members are unable to resolve the dispute within twenty (20) business days after receipt of such objection, LCLL and the Members shall submit for resolution such disputed items to Peter DeGregori, Vertical Advisors, LLP (the “Determining CPA”).  The Determining CPA shall within thirty (30) business days following its receipt of the disputed items deliver to LCLL and the Members a written report setting forth its determination as to such disputed items (and only such disputed items).  The Determining CPA’s determinations shall be conclusive and binding upon the parties thereto for the purposes hereof.  The fees and disbursements of the Determining CPA attributable to matters resolved by the Determining CPA pursuant to this Section 6.3.3 shall be apportioned equally (50/50) between the Members, on the one hand, and LCLL, on the other hand.  The filing Party under this section shall control any audits, disputes, administrative, judicial or other proceedings related to taxes with respect to which either Party may incur liability hereunder; provided, however that in the event an adverse determination may result in Weedmaps or the Members having responsibility to a taxing authority for taxes, each Party shall be entitled to fully participate in that portion of the proceedings relating to the taxes with respect to which it may incur liability hereunder.  For purposes of this section, the term “participation” shall include (i) participation in conferences, meetings or proceedings with any tax authority, the subject matter of which includes an item for which such Party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a Party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

6.4          Filing of S-1 by LCLX.  LCLX shall use its best efforts to file a registration statement on Form S-1 (the “S-1”) with the Securities and Exchange Commission (the “SEC”) and obtain effectiveness thereof as soon as possible following the Closing.  As may be requested in writing by the Members, LCLX shall include as part of the shares to be registered pursuant to the S-1 such number of shares of the Stock Consideration as shall be indicated in writing by the Members.  To the best knowledge LCLX, the S-1 shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement made therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 7
MISCELLANEOUS

7.1          Expenses.  Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2          Notices.  Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To LCLL:	LC Luxuries Limited
2183 Fairview Road, Suite 101
Costa Mesa, CA 92627
Facsimile: (949) 515-1625

with a copy to:	The Lebrecht Group, APLC
9900 Research Dr.
Irvine, CA 92618
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 635-1244

To Weedmaps:	Weedmaps, LLC
2183 Fairview Rd, Ste 101
Costa Mesa, CA 92627
Attn: Justin Hartfield

with a copy to:	Royse Law Firm, P.C.
2600 El Camino Real, Suite 110
Palo Alto, CA 94306
Attn: Roger Royse
Facsimile: (650) 813-9777

To the Members:	Justin Hartfield

Attn:
Facsimile:

And to:	Keith Hoerling

Attn:
Facsimile:

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3          Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4          Survival of Representations.  All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder.  All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto.  Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5          Incorporated by Reference.  All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6          Remedies Cumulative.  No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7          Execution of Additional Documents.  Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8          Finders’ and Related Fees.  Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.  The Parties acknowledge and agree that Douglas Francis has entered into a consulting agreement with LCLX that entitles him to compensation payable by LCLX following a successful closing of the transactions contemplated by this Agreement.

7.9          Governing Law.  This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

7.10        Forum.  Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

7.11        Attorneys’ Fees.  Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.12        Binding Effect and Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

7.13        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“LCLL”		“Weedmaps”

LC Luxuries Limited,		Weedmaps, LLC,
a Nevada corporation		a Nevada limited liability company

/s/ James Pakulis
By:	James Pakulis	/s/ Justin Hartfield
Its:	Chief Executive Officer	By:	Justin Hartfield
		Its:	Manager

/s/ Keith Hoerline
“LC Merger Sub”		By:	Keith Hoerling
		Its:	Manager
LC Merger Corp.,
a Nevada corporation

“Members”
/s/ James Pakulis
By:	James Pakulis
Its:	President	/s/ Justin Hartfield
		By:	Justin Hartfield, an individual

/s/ Keith Hoerling
		By:	Keith Hoerling, an individual

Schedules	Exhibits

2.1.6(e) – Members Affiliation with LCLL	Exhibit A – Capitalization of Weedmaps
2.1.7(a) – Taxes	Exhibit B-1 – Form of 2012 Promissory Notes
2.1.8 – Litigation	Exhibit B-2 – Form of 2013 Promissory Notes
2.1.9 – Compliance with Laws	Exhibit C – Form of Security Agreement
2.1.12 – Assets	Exhibit D - Material Contracts of Weedmaps
3.1.3 – Capitalization of LCLL	Exhibit E – Financials
Exhibit F – Earn-Out Provisions

Exhibit A

Capitalization of Weedmaps

Name	Ownership Percentage in Weedmaps	No. of LCLL Shares	Amount of First Cash Consideration	Amount of Second Cash Consideration

Justin Hartfield	50.0%	8,200,000	$900,000	$900,000
Keith Hoerling	50.0%	8,200,000	$900,000	$900,000
		16,400,000	$1,800,000	$1,800,000

A

Exhibit B-1

Form of 2012 Promissory Notes

B

Exhibit B-2

Form of 2013 Promissory Notes

B

Exhibit C

Form of Security Agreement

C

Exhibit D

Material Contracts of Weedmaps

D

Exhibit E

Weedmaps Financials

E

Exhibit F

Earn-Out Provisions

1.           Each of the Members will be issued Three Million (3,000,000) shares of common stock of LCLX on January 31, 2012 (the “2012 Issuance Date”), if the gross revenues of LC Merger Sub for the fiscal year ended December 31, 2011 (the “2011 Gross Revenues”) are at least twenty percent (20%) higher than they were for the fiscal year ended December 31, 2010 (the “2010 Gross Revenues”).  If the 2011 Gross Revenues are at least ten percent (10%), but less than twenty percent (20%), higher than the 2010 Gross Revenues, then the number of shares to be issued hereunder shall be reduced to One Million Two Hundred Fifty Thousand (1,250,000) shares each.  If the 2011 Gross Revenues are less than ten percent (10%) higher than the 2010 Gross Revenues, then no shares shall be issued hereunder.

Notwithstanding the foregoing, each Member shall not be issued more shares than the  number equal to Twenty Percent (20%) of the number of LCLX shares publicly traded during the sixty (60) trading days prior to the 2012 Issuance Date; any shares that were not issued to a Member as a result of this paragraph shall be held by LCLX and released to the Member in accordance with Subsection 4, below.

2.           Each of the Members will be issued Three Million (3,000,000) shares of common stock of LCLX on January 31, 2013 (the “2013 Issuance Date”), if the gross revenues of LC Merger Sub for the fiscal year ended December 31, 2012 (the “2012 Gross Revenues”) are at least twenty percent (20%) higher than 2011 Gross Revenues.  If the 2012 Gross Revenues are at least ten percent (10%), but less than twenty percent (20%), higher than the 2011 Gross Revenues, then the number of shares to be issued hereunder shall be reduced to One Million Two Hundred Fifty Thousand (1,250,000) shares each.  If the 2012 Gross Revenues are less than ten percent (10%) higher than the 2011 Gross Revenues, then no shares shall be issued hereunder.

Notwithstanding the foregoing, each Member shall not be issued more shares than the number equal to Twenty Percent (20%) of the number of LCLX shares publicly traded during the sixty (60) trading days prior to the 2013 Issuance Date; any shares that were not issued to a Member as a result of this paragraph shall be held by LCLX and released to the Member in accordance with Subsection 4, below.

3.           Each of the Members will be issued Two Million (2,000,000) shares of common stock of LCLX on January 31, 2014 (the “2014 Issuance Date”), if the gross revenues of LC Merger Sub for the fiscal year ended December 31, 2013 (the “2013 Gross Revenues”) are at least twenty percent (20%) higher than 2012 Gross Revenues.  If the 2013 Gross Revenues are at least ten percent (10%), but less than twenty percent (20%), higher than the 2012 Gross Revenues, then the number of shares to be issued hereunder shall be reduced to One Million Two Hundred Fifty Thousand (1,250,000) shares each.  If the 2013 Gross Revenues are less than ten percent (10%) higher than the 2012 Gross Revenues, then no shares shall be issued hereunder.

F

Notwithstanding the foregoing, each Member shall not be issued more shares than the number equal to Twenty Percent (20%) of the number of LCLX shares publicly traded during the sixty (60) trading days prior to the 2014 Issuance Date; any shares that were not issued to a Member as a result of this paragraph shall be held by LCLX and released to the Member in accordance with Subsection 4, below.

4.           Any shares held by LCLX as a result of the trading volume limitations set forth above shall be released to the applicable Member on January 31, 2015.

F

Schedules

3.1.3 – Capitalization of LCLX

On October 28 and 29, 2010, the Directors and majority shareholders, respectively, of LCLL approved both an Amendment to its Certificate of Incorporation, and Restated Articles of Incorporation that, among other things, (i) change the name of LCLX to General Cannabis, Inc., and (ii) authorize a class of blank-check preferred stock in the amount of 20,000,000 shares.  Both the Amendment and the Restated Articles are scheduled to be effective November 19, 2010.

3.1.8 – Disputes and Litigation

None.

3.1.9 – Compliance with Laws

None.